Exhibit 99.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

May 3, 2005 Mr. Steven Skolsky, CEO Trimeris, Inc. 3500 Paramount Parkway Morrisville, North Carolina 27560

Re:	2005 Letter Amendment to Appendix D

Dear Mr. Skolsky,

We greatly appreciate the time and effort expended in recent weeks to discuss and resolve the various budgetary issues. The letter will memorialize these agreements we have recently reached, and, upon execution by Trimeris, will constitute a binding amendment to Appendix D of the Agreement dated July 1, 1999.

The specific agreements we have reached are as follows, and these will be in effect for calendar year 2005.

1.	The parties agree that the total marketing budget for Fuzeon for 2005 will be $[**], excluding the Trimeris marketing team expense. The $[**] sum consists of Roche field force, Roche marketing team, Roche marketing shared services and the total Fuzeon “M-1” spend. These expenses will be split such that [**]% shall be paid by Roche and [**]% will be paid by Trimeris. In consideration for Roche paying more than the customary 50% share, Trimeris hereby agrees to waive any and all rights in 2005 to cap marketing expense at a percentage of Adjusted Gross Sales. Although the parties intend that, notwithstanding Paragraph 3 below, the total marketing spend for Fuzeon will not exceed $[**], the parties acknowledge and agree that Roche may, in its sole discretion, spend more or less than $[**], but Roche will be financially liable for any amount it spends in excess of $[**].

2.	Consistent with the July 1, 1999 Agreement, profits and losses will be split on a 50/50 basis for 2005.

3.	The “M-1” expense for 2005 will be $[**]. The parties agree that Roche may increase or decrease this M-1 sum in its sole discretion, and without the ability of Trimeris to invoke any market expense cap, dependant upon actual sales, market opportunities and general business conditions for Fuzeon throughout 2005. The “M-1” sum, as it may (or may not) be revised, will be paid by the parties in accordance with Paragraph 1 above. The parties further agree that the cost of the Trimeris marketing team, which is capped at $[**], is not contained in the total marketing budget, and shall be paid for equally by the parties.

4.	While Roche has primary responsibility to market Fuzeon by reason of its ownership of the NDA, the parties agree that the Trimeris marketing team will continue to work collaboratively with Roche on a range of programs as in prior years. In addition, during 2005, Trimeris will lead the following specific projects, working with Roche on their development and implementation:

a.	ENF-404 study;

b.	Biojector 2000 launch preparations;

c.	Fuzeon Connections Program;

d.	Shared oversight of the Nurse Connections Program

e.	www.Fuzeon.com management

f.	Internet advertising and promotion;

g.	N. American Fusion Inhibitor and Immunology Ad Boards.

All the above activities are subject to the provisions on Paragraph 5 below, and in the event of disputes regarding the scope or details of these projects, and the budgets thereof, which are not resolved by good faith discussions between the CEO’s of Roche and Trimeris, it is agreed that Roche will make the final determination on disputed items so as to avoid protracted delay by reason of said dispute.

5.	Regardless which marketing team manages any particular project, the following principles must apply: (i) all marketing activities must be conducted in full compliance with all laws, regulations and guidances, as well as Roche internal procedures and operating standards; (ii) Roche will have full business, legal and regulatory input into the existence of and details of any particular program which Trimeris is leading, and (iii) in the event of disagreement between the parties on the legal or regulatory implications of certain programs or portions thereof, Roche shall have the final decision on whether and how to run individual programs based on Roche’s interpretation of such legal or regulatory issues.

If Trimeris is in agreement with the terms set forth above, please countersign where indicated below, and return one copy to me for our files. We appreciate your cooperation and look forward to a strong selling year.

Very truly yours,

/s/ Gary J. Zieziula Gary J. Zieziula

Agreed and Accepted:
Trimeris, Inc.

By	/s/ Steven D. Skolsky
Title	Chief Executive Officer
Date	May 12, 2005